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Exhibit 10.8

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 21, 2003 by and between Advanstar, Inc., a Delaware corporation (the "Company"), and Joseph Loggia ("Executive"), with effectiveness from the Effective Date (as defined below in Section 8).

        WHEREAS, the Company currently operates certain trade exposition and publishing businesses; and

        WHEREAS, the Company wishes to continue to employ Executive and Executive is prepared to continue to serve in those capacities required by the Company.

        NOW, THEREFORE, the parties agree as follows:

        1.    Position and Authority.    The Company agrees to employ Executive, and Executive accepts such employment and agrees to serve the Company, Advanstar Communications Inc. ("ACI") and any of their respective Subsidiaries as may from time to time be requested by the Company, in the capacities indicated, in consideration of the compensation and benefits detailed in Sections 3 and 4 hereof. From the Effective Date through December 31, 2003, Executive will serve as the President and Chief Operating Officer of the Company, ACI, and any of their respective Subsidiaries as set forth above. In such capacity, Executive will report to the Chairman and Chief Executive Officer of the Company. From and after January 1, 2004, Executive shall serve as Chief Executive Officer of the Company, ACI and any of their respective Subsidiaries as may be requested from time to time by the Company. In such capacity, Executive shall report to the Board of Directors as a whole. A "Subsidiary" shall be any company in which the Company beneficially owns more than 50% of the voting power of such company's outstanding voting securities.

        2.    Duties and Privileges.

        (a)   Executive shall devote substantially all of his business time (subject to four weeks of vacation, or such greater amount as is authorized by the Board of Directors) to the affairs of the Company during the employment term, except as may be consented to by the Board of Directors. Executive shall perform such duties and responsibilities attendant to his positions as described above. All senior management of the Company and ACI (other than, prior to January 1, 2004, the Chief Executive Officer) shall report, directly or indirectly as determined by Executive, to Executive. Subject to travel requirements from time to time, Executive will report for work to the Company's offices in the greater Los Angeles area. Executive will not be required to relocate his permanent residence outside of greater Los Angeles, California; provided that, if Executive and the Company agree that Executive will relocate his permanent residence to the New York City metropolitan area (the "New Location") and perform his duties and responsibilities pursuant to the terms of this contract at the Company's offices in the New Location, then Executive will not be required to relocate his permanent residence outside the New Location unless Executive and the Company agree. In connection with the Executive's consideration of a move to and/or the search for a potential new home in the New Location, the Company shall pay for five (5) sets of roundtrip airfare for the Executive and his family and for other reasonable expenses incurred by the Executive in connection with such travel to the New Location and surrounding areas.

        (b)   If Executive agrees to relocate to such New Location:

          (i)    Executive shall not purchase a home in the New Location for a home purchase price greater than $3,500,000 without the consent of the Company, which consent shall not be unreasonably withheld.

          (ii)   The Company shall reimburse the Executive for all reasonable and customary expenses associated with his and his family's move from California to the New Location including, but not limited, the packing, movement and storage of furniture and automobiles and costs associated with the procurement of temporary housing for the Executive and his family pending the Executive's purchase of a new home in the New Location.

          (iii)  The Company shall reimburse the Executive for all reasonable and customary fees and costs associated with the sale of the Executive's home in California including, but not limited to, brokerage commissions, escrow or title company fees, and other closing costs.

          (iv)  The Company shall reimburse the Executive in an amount not to exceed $25,000 for the acquisition of furnishings, accessories and other household items for his new home in the New Location.

          (v)   Should the Executive decide to move from the New Location and return to California during the "Initial Employment Term," any "Renewal Term" or within one year of the termination of this Agreement, the Company shall reimburse the Executive for all reasonable and customary fees and costs associated with the sale of the Executive's home in the New Location including attorneys' fees and other fees and costs similar to those referred to in (ii) above. In addition, if the Executive decides to sell his home in the New Location and reasonably believes the fair market value of his home is less than his original purchase price, the Executive shall give written notice of his belief to the Company which shall then have seven (7) days within which to agree in writing to acquire the Executive's home in the New Location for cash at the Executive's original purchase price (the "Purchase Option"). If the Company fails to exercise and/or consummate the Purchase Option, the Company shall reimburse the Executive for the loss, if any, the Executive suffers on the sale of his home in the New Location in the event the actual sale price is less than the original purchase price.

        All amounts for which the Company is obligated to reimburse the Executive pursuant to this Section 2(b) shall be "grossed up" to an amount such that, the net amount payable to Executive after taxes will be equal to the amount of the fees, costs, charges or expenses which the Executive actually paid and for which he is being reimbursed. The Executive shall provide reasonable documentation to the Company to support all of the costs and expenses which the Company is required to reimburse pursuant to this Section 2(b).

        (c)   From and after January 1, 2004, for so long as Executive is employed as Chief Executive Officer of the Company hereunder, Executive shall serve as a member of the Board of Directors of the Company and ACI.

        3.    Base Compensation and Bonus.

        (a)    Base Compensation.    From the Effective Date through December 31, 2003, Executive will be paid a base salary in accordance with the Employment Agreement between Executive and the Company dated as of June 20, 2001 (the "Predecessor Agreement"). Commencing as of January 1, 2004, Executive will be compensated at a base salary rate of $625,000.00 per year (or such higher rate as may be set from time to time by the Board of Directors in its discretion) during the employment term ("Base Salary"). Base Salary will be paid in installments on the same schedule as the Company's Subsidiaries generally pay their employees. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

        (b)    Bonus for any Fiscal Year.    Executive shall receive bonus compensation based on the relationship between the Company's actual earnings before interest, taxes, depreciation and amortization and non-cash compensation expense ("EBITDA") for each fiscal year starting with the fiscal year ending December 31, 2003 (determined based on the Company's audited financial statements for such fiscal year) and the EBITDA set for such year in the Company "Adjusted Business Plan" (as defined below) as follows:

Actual EBITDA as a Percentage of Plan	Bonus as a Percentage Base Salary
Less than 80%	No bonus
100%	50% of Base Salary
120% or more	100% of Base Salary

If actual EBITDA as a percentage of the Adjusted Business Plan falls between 80% and 120%, the amount of bonus shall be pro rated on a straight-line basis. In no case shall bonus payable under this Section 3(b) exceed 100% of Base Salary unless agreed to by the Board of Directors in its absolute discretion.

        The "Adjusted Business Plan" shall be the Company's business plan for the fiscal year in question as approved by the Board of Directors, appropriately adjusted for acquisitions or dispositions during the year as determined by the Board of Directors. For greater certainty, the business plan for 2003 (off which any adjustments for acquisitions and dispositions shall be made) shall be the business plan for such year approved by the Board of Directors.

        Any bonus payable under this Section 3(b) shall be paid not later than 90 days after the applicable fiscal year end.

        4.    Benefits.

        (a)   During Executive's employment by the Company, Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its Subsidiaries to other members of senior management from time to time, including without limitation, medical and dental insurance, disability insurance and life insurance (the latter in an amount of not less than $2,000,000), provided that regardless of whether or not paid for other members of senior management, the Company shall pay the entire amount of any premium for life insurance in an amount of $2,000,000 and disability insurance provided by the Company to Executive under this Agreement.

        (b)   During and after the employment term the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or any of its Subsidiaries, Executive shall be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by the Company's certificate of incorporation or bylaws or resolutions of the company's Board of Directors against all cost, expense, liability, damage and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director or officer of the Company or Subsidiary for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

        (c)   The Company will reimburse Executive for his reasonable and customary business expenses, including travel, accommodations and meals.

        5.    Stock Options.    Subject to the terms, conditions and restrictions of the 2000 Management Incentive Plan of Advanstar Holdings Corp. ("Parent"), and the option agreement with respect thereto, the Company will grant the Executive an option to purchase up to 600,000 shares of Parent's Common Stock (the "Options"), (in addition to the 500,000 options granted previously) at an exercise price equal to $10.00 per share. So long as Executive remains employed with the Company, such Options will vest in accordance with the following schedule: 180,000 Options will vest on each of the first, second and third anniversaries of the Options' grant date (which shall be the Effective Date) and the remaining 60,000 Options will vest on December 31, 2006, provided, however, that all such Options will automatically vest if (i) the Company terminates this Agreement without Cause (as defined in Section 7(a)), (ii) Executive terminates this Agreement for Good Reason (as defined in Section 7(b)) or (iii) a Change in Control (as defined below) occurs.

For the purposes of this Section 5, a "Change in Control" shall be deemed to have occurred:

          (i)    if any "person" (as such term is used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than (A) the DLJ Funds (as defined in the Shareholders' Agreement dated as of October 11, 2000 among the Company, DLJ Merchant Banking Partners III, L.P. and other DLJ Funds party thereto, the Existing Shareholders party thereto and the Management Shareholders party thereto, as amended February 21, 2001 (the "Shareholder's Agreement")) and/or their respective Permitted Transferees (as defined in the Shareholders' Agreement) or (B) any "group" (within the meaning of such Section 13(d)(3)) of which any of the DLJ Funds is apart, acquires, directly or indirectly, by virtue of the consummation of any purchase, merger or other combination, securities of the Company (or its successor) representing more than 51% of the combined voting power of the Company's (or its successor's) then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally; or

          (ii)   upon a sale or transfer by the Company or any of its Subsidiaries of substantially all of the stock or consolidated assets of the Company and its Subsidiaries to an entity which is not an affiliate of the Company prior to such sale or transfer.

        6.    Term.    This Agreement shall have a term equal to the period from the Effective Date through December 31, 2006 (the "Initial Employment Term"). Thereafter, this Agreement shall automatically be renewed for successive three year terms (each three year term being referred to as a "Renewal Term"), unless either the Company or Executive notifies the other in writing no later than September 30, 2006 in the case of the Initial Employment Term or the September 30 immediately preceding the end of any Renewal Term of its or his decision not to renew, which decision may be made for any or no reason, with or without Cause, provided, however, that this Agreement may be terminated at any time in accordance with Section 7. The foregoing notwithstanding, Sections 4(b), 9 and 10, and the letter agreement referred to in Section 9, shall survive the expiration of this Agreement in accordance with their respective terms.

        7.    Termination.

        (a)   This Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. Such notice shall be given at any time prior to termination in the case of matters described in clauses (B) or (C), and shall be given not less than 30 days prior to the date of termination, in the case of matters described in clauses (A), (D) or (E), and in the case of matters described in clauses (A), (D) or (E) shall be rescinded if Executive cures any misconduct, negligent act, breach or failure giving rise to such notice to the reasonable satisfaction of the Board of Directors, including curing any damage suffered by the Company as a result thereof. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by Executive in respect of his material obligations under this Agreement, (B) conviction of a felony involving moral turpitude, (C) theft of Company property or other disloyal or dishonest conduct of Executive that materially harms the Company or its business or (in the case of dishonest conduct) undermines the confidence of the Board in Executive, (D) willful breach of this Agreement, or (E) willful failure to observe Company policies or carry out the lawful directives of the Board of Directors of the Company consistent with the terms of this Agreement.

        (b)   Executive may terminate this Agreement for Good Reason by giving thirty days prior written notice to the Company specifying such Good Reason; provided that the Company has not cured the condition giving rise to Executive's right to terminate this Agreement pursuant to this Section 7(b) within 30 days of the Company's receipt of the written notice in accordance with this Section 7(b). "Good Reason" shall exist only if (i) Executive is removed from or is not reappointed to his position as set forth in Section 1 for the time period in question, except in connection with termination of this Agreement by the Company for Cause or due to death or Disability (as defined below); (ii) Executive is requested to report to someone other than as set forth in Section 1 for the time period in question; (iii) Executive is directed by the Board of Directors of the Company or ACI to engage in any unlawful conduct or to contravene applicable regulatory requirements or generally accepted accounting principles; or (iv) the Company breaches any material obligation of the Company under this Agreement. Executive may terminate this Agreement without Good Reason by giving thirty days prior written notice to the Company.

        (c)   Should Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause, then Executive shall be entitled to receive, in addition to the payments and benefits referred to below, the bonus payable under Section 3(b) hereof with respect to the portion of the year occurring prior to such termination of employment, provided that any bonus under Section 3(b) for any partial fiscal year shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365 (such amount the "Pro Rata Bonus Amount").

        (d)   This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company upon written notice to Executive, or by Executive upon written notice to the Company, upon Executive's Disability. For purposes of this Agreement, "Disability" means Executive's suffering of a disability which shall have prevented him from performing his obligations hereunder for a period of at least 90 consecutive days or 120 non-consecutive days in any 365 day period. In the event of termination of this Agreement due to Executive's death or Disability, in addition to any salary due to Executive as of the date of death or Disability and remaining unpaid, Executive shall be entitled to receive, at such time as Executive would otherwise would have received such sum, the Pro Rata Bonus Amount for the portion of the fiscal year in which Executive's death or Disability occurred during which Executive was employed by the Company.

        (e)   If the Company terminates this Agreement with Cause or if Executive terminates this Agreement without Good Reason, or if this Agreement is terminated under clause (d) above, then Executive shall, from the date of such termination, no longer be entitled to any compensation or any bonus under Sections 3 or 4 (other than, (i) in the case of termination for Disability, disability benefits as provided pursuant to Section 4; (ii) in the case of termination for death or Disability, any Pro Rata Bonus payable pursuant to clause (d) above; and (iii) in the case of Executive terminating without Good Reason, as provided in the letter agreement referenced in Section 9). Nothing in this clause (e) shall affect Executive's rights under Company health and disability plans in which Executive participates to the extent such plans provide for benefits to be paid following the termination of employment

        (f)    Termination of this Agreement shall not discharge any liability (of either the Company or Executive) existing at the date of termination. Further, notwithstanding any termination of employment or termination of this Agreement, the provisions of Sections, 4(b), 9 and 10, and the letter agreement referred to in Section 9, shall survive in accordance with their respective terms.

        (g)   If Executive terminates this Agreement with Good Reason, or if the Company terminates this Agreement without Cause, Executive shall be entitled to continue to receive, in the normal course in accordance with the Company's standard payroll practices, the Base Salary for a period of 24 months after such termination; provided, however, that such amount will be reduced by any payment owing and paid to Executive under Paragraph 5 of the letter agreement referred to in Section 9.

        (h)   If Executive ceases to be employed by the Company for any reason, Executive will resign from the Board of Directors if requested to do so by the Company.

        8.    Effective Date.    This Agreement shall take effect as of November 21, 2003 (the "Effective Date").

        9.    Non-Competition and Confidentiality.    Executive shall execute and deliver a letter agreement in the form of Exhibit A hereto.

        10.    Arbitration.    Any claim arising out of or relating to this Agreement (including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to Executive's employment by the Company, will be subject to arbitration in New York, New York, in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

        11.    Severability.    If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

        12.    Entire Agreement.    This Agreement (along with the letter agreement referenced in Section 9 and the equity award arrangements referred to in Section 5) constitutes the entire agreement between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and supersedes all prior or concurrent arrangements (including the Predecessor Agreement, except with respect to the grant of stock options, which options shall remain subject to the terms of such agreement), discussions, agreements or understandings with respect to Executive's employment.

        13.    Governing Law.    This Agreement shall be governed by the laws of the state of New York without regard to principles of conflicts of law.

        14.    Notice.    Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

    If to the Company:

      Advanstar, Inc.
      545 Boylston Street
      Boston, MA 02116
      Attn: Board of Directors

    and

      Advanstar, Inc.
      545 Boylston Street
      Boston, MA 02116
      Attn: Eric I. Lisman, Vice President & General Counsel

    with a copy to each of:

      DLJ Merchant Banking Partners
      11 Madison Avenue
      New York, New York 10010
      Attn: David M. Wittels

    And

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, New York 10017
      Attn: Nancy L. Sanborn

    If to Executive:

      Joseph Loggia
      [address]

      With a copy to:

      Latham & Watkins
      633 West Fifth Street, 40th Floor
      Los Angeles, California 90071
      Attn: Russell F. Sauer, Jr.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

ADVANSTAR, INC.
By:	/s/ DAVID WITTELS Name: David Wittels Title: Director
/s/ JOSEPH LOGGIA Joseph Loggia

Exhibit A

Advanstar, Inc.
545 Boylston Street
Boston, MA 02116

November 21, 2003

Joseph Loggia
5742 Hilltop Road
Hidden Hills, CA 91302

Dear Mr. Loggia:

        You are to be employed by Advanstar, Inc. (the "Company" and, together with its subsidiaries "Advanstar") pursuant to an Employment Agreement of even date herewith (the "Employment Agreement"). In consideration of your employment with the Company as Chief Executive Officer, you and the Company agree as follows:

        1.    Non-Competition.    You agree that you will not, during the course of your employment with the Company or for the one year period following the termination of such employment (the "Non-Compete Period"), compete with Advanstar, as defined in paragraph 4 below. If there is any conflict between the provisions of this letter agreement and the provisions of any other agreement between you and the Company in respect of the subject matter hereof, the provisions of this agreement shall govern.

        2.    Confidentiality.    You acknowledge that your association with Advanstar will bring you into close contact with many confidential affairs of Advanstar, including information about costs, profits, markets, sales, publications, key personnel, pricing policies, operational methods, other business affairs, methods and other information not readily available to the public, and plans for future development. In recognition of the foregoing, you covenant and agree that you will keep confidential all material confidential to Advanstar that is not otherwise in the public domain and that you will not intentionally disclose any such information to anyone outside Advanstar or make any use thereof for your own benefit or for any purpose other than the advancement of the business of Advanstar at any time except with the prior written consent of Advanstar as evidenced by a certified resolution of the Board of Directors of the Company. For purposes of this Agreement, the following information shall be deemed not to constitute confidential information of Advanstar:

  (a)
  Any information developed independently by you not in connection with your employment;

  (b)
  Information that was received by you from a third-party, which, to your knowledge, is not bound by an agreement of confidentiality with Advanstar; or

  (c)
  Any information that is in the public domain or generally available to the public.

        3.    No Solicitation of Employees.    You covenant that, for the duration of the Non-Compete Period, you will not, and no person, corporation, partnership, or other entity over which you exercise control (whether as an officer, director, sole proprietor, holder, debt or equity securities, consultant, partner, or otherwise) will, directly or indirectly (a) enter into any written or oral agreement or understanding relating to the services of any person who is then employed by Advanstar or in the case of any employee other than secretaries, clerks and similar employees fulfilling merely clerical functions, who has been so employed within the preceding six months, or (b) solicit, or bid against Advanstar in an attempt to be awarded, any trade show or exposition business, or any publishing contract, from any party sponsoring or arranging any trade show or exposition, or publishing or sponsoring any publication, in either case with which Advanstar then has such a relationship or contract. If there is any conflict between the provisions of this letter agreement and the provisions of any other agreement between you and the Company in respect of the subject matter hereof, the provisions of this agreement shall govern.

        4.    Certain Definitions.    For purposes of this Letter Agreement, competition with Advanstar shall include carrying on any business that is competitive with the business of Advanstar, in the United States or in any other country in which Advanstar conducts business as of the termination of your employment. For purposes of this Letter Agreement, (a) the business of Advanstar will be deemed to include (without limitation) the organization of trade shows, expositions, conferences, educational events and consumer events of the type and with respect to the industries held by Advanstar as of the termination of your employment or identified by Advanstar in internal strategic initiative plans which have been reviewed but not yet implemented (it being understood that industry shall be analogized to the categories of the category system of the Standard Rate Data Service) and the publication (including electronic publication) of trade journals, other magazines, custom projects, and web-based products or services aimed at the particular businesses, industries or professions (as defined by category according to the category system of the Standard Rate Data Service) at which Advanstar's operations are aimed or identified by Advanstar in internal strategic initiative plans which have been reviewed but not yet implemented, and (b) each of the following activities (without limitation) will be deemed to constitute to carrying on business: to engage in, work with, have interest in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor either individually, in partnership, or in conjunction with any person, firm, association, company, or corporation, whether as principal, agent, shareholder, employee, director, consultant, or in any other capacity or manner whatsoever. Nothing in this Letter Agreement shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class or a corporation which is publicly traded, so long as you have no active participation in the management or business of such corporation.

        5.    Consideration.    As consideration for the continued fulfillment of your covenants under this Letter Agreement, you shall be entitled to continue during the Non-Compete Period to receive (in the normal course in accordance with the Company's standard payroll practices) your base salary as provided in Section 3(a) of the Employment Agreement; provided that (a) no such payments shall be due to you or made by the Company if your employment was terminated (i) by the Company for Cause (as defined in Section 7(a) of the Employment Agreement) or (ii) due to your death or Disability (as defined in Section 7(d) of the Employment Agreement); and (b) your entitlement to receive such payments and the Company's obligation to make such payments shall cease upon your failure to comply with any of your covenants under this Letter Agreement; provided that in the case of clause (b) the Company shall give you written notice describing such failure not less than ten business days prior to the proposed date of cessation of payments, and such notice shall be rescinded (and the payments shall not cease) if you reasonably cure such failure prior to the conclusion of the notice period. The termination of the payment obligation pursuant to clause (a) or (b) of the foregoing sentence shall not release you from your covenants under this Letter Agreement.

        6.    Severability.    The scope and effect of the terms and provisions contained in this Letter Agreement (including the noncompetition covenant contained in Section 1) will be as broad in time (but not beyond the time periods specified herein), geography and all other respects as is permitted by applicable law. If arbitrators, a court, or another body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, then if possible such term or provision will be adjusted (rather than voided) in accordance with the purpose stated in the preceding sentence and with applicable law, but in such a manner as to minimize the change in the provision. If such term or provision cannot be so adjusted, then it will be struck. All other terms and provisions of this Letter Agreement will be deemed valid and enforceable to the full extent possible. The provisions of Section 5(b) shall continue to remain applicable (based on compliance with the terms of this Letter

Agreement) regardless of whether any such terms are adjusted or struck in regard to legal enforceability.

        7.    Remedies.    If any of the covenants or agreements in Sections 1, 2 or 3 are violated or threatened to be violated, you agree and acknowledge that such violation or threatened violation will cause irreparable injury to Advanstar, and that the remedy at law of Advanstar for any such violation or threatened violation will be inadequate and that Advanstar will be entitled to obtain any injunction prohibiting a continuance or occurrence of such violations or threatened violations in addition to (not in limitation of) any other rights or remedies available at law or in equity. Your services hereunder are of a special, unique, unusual, extraordinary character which gives them peculiar value, the loss of which cannot be reasonably or adequately computed in damages.

        The provisions of this Letter Agreement will be binding upon and inure to the benefit of our respective heirs, executives, administrators, successors and assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law, as applied to employees with a principal place of employment with the state of New York.

Very truly yours,
ADVANSTAR, INC.
	By:	/s/ DAVID WITTELS Name: David Wittels Title: Director
ACCEPTED AND AGREED:
/s/ JOSEPH LOGGIA Joseph Loggia

QuickLinks

  Exhibit 10.8
EMPLOYMENT AGREEMENT
  Exhibit A